TRANSITION AND RELEASE AGREEMENT

This TRANSITION AND RELEASE AGREEMENT (the “Transition Agreement”) is made and entered into as of June 12, 2012 by and among Gramercy Capital Corp., a Maryland corporation (“Gramercy”), GKK Capital LP, a Delaware limited partnership (the “Partnership”) (together with Gramercy, the “Gramercy Parties”), and Timothy J. O’Connor (the “Executive”).

WHEREAS, Gramercy and the Executive are parties to that certain Severance Agreement, dated as of November 13, 2008 (the “Severance Agreement”);

WHEREAS, the Partnership is the successor to the obligations of GKK Manager LLC (“GKK Manager”) under that certain Employment and Noncompetition Agreement, dated as of November 13, 2008, between GKK Manager and the Executive (the “Employment Agreement,” and together with the Severance Agreement, the “Agreements”);

WHEREAS, the Gramercy Parties and the Executive are parties to that certain Amendment to the Agreements, dated as of July 28, 2011 (the “Amendment”);

WHEREAS, pursuant to the Amendment, the term of each of the Agreements is scheduled to expire on June 30, 2012 (the “Expiration Date”); and

WHEREAS, the parties hereto desire (i) to extend the term of each of the Agreements, as amended, for a period of one (1) month on the terms and conditions set forth herein, (ii) to enter into an agreement pursuant to which the Executive shall provide transitional services to the Gramercy Parties for a period of three (3) months following the expiration of the Agreements, (iii) to set forth their responsibilities to one another in connection with and following the expiration of the Agreements and (iv) to amicably resolve any and all issues relating to the foregoing;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Expiration Date. The Expiration Date, as defined in the Amendment, is hereby extended to continue through July 31, 2012 (the “Extended Expiration Date”).

2. Employment to the Extended Expiration Date. The Executive’s employment under the Agreements shall continue to the Extended Expiration Date in accordance with the terms of the Agreements, as amended, unless earlier terminated thereunder; provided, however, that the Executive shall be permitted to work from home on two (2) work days of each work week during the period from July 1, 2012 to the Extended Expiration Date.

3. Confirmation of the Expiration; Resignation from Other Positions. The Gramercy Parties and the Executive acknowledge that the term of each of the Agreements (i.e., the Employment Period of the Employment Agreement and the Term of the Severance Agreement) expires effective on the Extended Expiration Date, and that from and after the Extended Effective Date the Executive shall no longer be employed under the Agreements and shall be relieved of all his duties and responsibilities under the Agreements (except the Continuing Obligations described in Section 11 below). The Executive hereby irrevocably resigns from any and all other positions that he holds with the Gramercy Parties, including without limitation his position as an officer of Gramercy, effective on the Extended Expiration Date. To the extent requested, the Executive shall submit to the Gramercy Parties any reasonably requested documentation confirming such resignations. The Executive acknowledges that as of the date he signs this Transition Agreement, he has been paid all amounts due and payable to him through that date under the Agreements, as amended. For avoidance of doubt, “amounts due and payable” shall not include amounts, such as base salary and business related expenses, that have accrued to the Executive but that are not yet due and payable to him.

4. Discretionary Bonus. Pursuant to Section 2 of the Amendment, the Partnership shall award the Executive a discretionary bonus for the period from January 1, 2012 through June 30, 2012 of at least $287,500 (the “2012 Bonus”) and shall pay the 2012 Bonus to the Executive within thirty (30) days following June 30, 2012; provided the Executive remains employed by Gramercy and/or the Partnership through June 30, 2012. The Executive acknowledges that other than the compensation and benefits specified in Sections 3(a), (c), (d), (e) and (f) of the Employment Agreement, which shall continue through the Extended Expiration Date, the 2012 Bonus is the sole remaining amount owed to him under the Agreements, as amended.

5. Vacation. The vacation accrued but unused by the Executive during the term of the Employment Agreement shall be rolled over for use during the Transitional Period (as defined below) in accordance with the Partnership’s standard policy for senior executives. Any of the Executive’s accrued vacation that remains unused as of the end of the Transitional Period will be paid out in accordance with the Partnership’s standard policy for senior executives.

6. 401(k) Payment. Unless the Partnership has amended its 401(k) plan on or before October 31, 2012 to provide that the Executive is fully vested in all contributions made to such plan by the Partnership for the benefit of the Executive, the Gramercy Parties shall pay the Executive a lump sum of $40,000 (the “401(k) Payment”), less tax-related deductions and withholdings, on October 31, 2012.

7. Transitional Services.

A. Transitional Period. The transitional period shall commence on August 1, 2012 and shall continue through, and terminate on, October 31, 2012 (the “Transitional Period”) unless earlier terminated as provided in Section 7(F) below.

B. Position and Duties. During the Transitional Period, the Executive shall be employed by the Partnership as a Consultant. In his position as a Consultant, the Executive shall work on a full time basis for the Company and shall perform such transitional work as the Company requests; provided that the Executive shall be permitted to work from home on two (2) work days of each work week.

2

C. Compensation and Benefits. During the Transitional Period, the Partnership shall provide the Executive the compensation and benefits specified in Sections 3(a), (c), (d), (e) and (f) of the Employment Agreement (together, the “Transitional Compensation and Benefits”).

D. Transitional Bonus. The Partnership shall award the Executive a discretionary bonus for the period from July 1, 2012 through October 31, 2012 of at least $287,500 (the “Transitional Bonus”), which shall be paid to the Executive in the following installments: (i) $100,000 on July 2, 2012, (ii) $100,000 on August 1, 2012 and (iii) $87,500 on October 31, 2012.

E. Resignation. Effective October 31, 2012, the Executive shall be considered to have resigned from employment as a Consultant, unless his employment as a Consultant is earlier terminated as provided in Section 7(F) below.

F. Termination.

(i) Termination by the Partnership for Cause. The Partnership may terminate the Executive’s employment as a Consultant for Cause. For purposes of this Transition Agreement, “Cause” shall have the same meaning as set forth in Section 6(a)(iii) of the Employment Agreement.

(ii) Termination by the Partnership without Cause. The Partnership may terminate the Executive’s employment as a Consultant at any time without Cause (as defined in Section 7(F)(i) above).

(iii) Termination by the Executive. The Executive may terminate his employment as a Consultant at any time for any reason; provided that the Executive gives the Partnership at least two (2) weeks’ written notice of such termination.

G. Compensation Upon Termination. Notwithstanding any provision of the Agreements, as amended by the Amendment, or any other prior agreement between the Executive and either of the Gramercy Parties, if the Executive’s employment is terminated at any time on or after the Extended Expiration Date, the Executive shall not be entitled to receive any compensation or benefits from the Gramercy Parties except as set forth below:

(i) Termination Generally. If the Executive’s employment as a Consultant is terminated for any reason, the Partnership shall pay or provide the following to the Executive: (a) on or before the time required by law but in no event more than 30 days after the Executive’s date of termination, any earned but unpaid base salary, any unpaid expense reimbursements, any accrued but unused vacation (including any vacation rolled over pursuant to Section 6 above) and any vested benefits accrued through the date of termination, if any, under the terms of any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) applicable to the Executive (together, the “Accrued Benefit”) and (b) the 401(k) Payment in accordance with Section 6 above to the extent such payment is due.

3

(ii) Termination by the Partnership without Cause. If the Executive’s employment as a Consultant is terminated by the Employer without Cause pursuant to Section 7(F)(ii) above, then the Partnership shall, through the date of termination, pay the Executive his Accrued Benefit and shall pay the Executive the 401(k) Payment in accordance with Section 6 above to the extent such payment is due. In addition, provided that the Executive executes this Transition Agreement and does not revoke his agreement in Section 13(A) below to release all Claims of discrimination or retaliation under the Age Discrimination in Employment Act (the “ADEA Release Agreement”) in accordance with the terms of Section 14 below, the Partnership shall pay the Executive (a) the base salary specified in Section 3(a) of the Employment Agreement through October 31, 2012 as though he had remained employed as a Consultant through that date, (b) the Transitional Bonus, on the same schedule as set forth in Section 7(D) and (c) provided that the Executive elects to continue his health coverage to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), the Partnership shall pay the premiums for the same level of coverage as in effect on the date the Executive’s employment as a Consultant is terminated until October 31, 2012 to the same extent as if he had remained employed through such date (together, the “Transition Severance”).

8. Tax Treatment. The Gramercy Parties shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Transition Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Transition Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Transition Agreement shall be construed to require the Gramercy Parties to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

9. Section 409A.

A. Anything in this Transition Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Transition Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at a simple annual rate equal to 5% per annum, from the date such payment would have been made if not for the operation of this Section until the payment is actually made.

4

B. The parties intend that this Transition Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Transition Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Transition Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

C. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

D. The Partnership makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10. Equity Rights. The Gramercy Parties acknowledge that the Executive has certain equity rights under the LTIP Unit Award Agreement, as amended, and a Restricted Stock Award between him and Gramercy dated January 4, 2012 and pursuant to his ownership of equity in Gramercy (collectively, the “Equity Rights”). This Transition Agreement is not intended to modify in any respect the equity rights to which the Executive would otherwise be entitled pursuant to the Equity Rights if he were not to agree to this Transition Agreement.

11. Continuing Obligations. The parties acknowledge and agree that the provisions of Section 8 of the Employment Agreement (a copy of which is attached hereto as Exhibit A) (the “Continuing Obligations”) shall continue in effect as if set forth herein in accordance with their terms, as if the employment through the Transitional Period constituted the Employment Period for purposes of Section 8 of the Employment Agreement, except that the parties acknowledge and agree that the Continuing Obligation set forth Section 8(b)(i) of the Employment Agreement and the associated restrictions on the Executive’s investment activities contained in Section 8(c) of the Employment Agreement shall end effective October 31, 2012, and the Executive shall accordingly have no restriction on his investments nor in obtaining employment or engaging in competitive activities subsequent to that date. The Executive further acknowledges and agrees that the Partnership shall be deemed to have complied with its obligations under Section 8(e) of the Employment Agreement if it (a) directs its executive officers and the members of its Board of Directors, during such persons’ affiliation with the Employer as officers or directors, as the case may be, not to intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive and to respond to any inquiries concerning the Executive by any third parties by disclosing only the Executive’s title and dates of service, in each case, during the one year period following the Extended Expiration Period and (b) does not issue any statement in writing containing negative, adverse or derogatory comments or information about Executive during such one-year period. If either party becomes aware of a violation of Section 8(e) of the Employment Agreement, as modified herein, such party shall notify the other party in writing of such violation within five (5) days of becoming aware of the violation.

5

12. Continuing Indemnification and Insurance Coverage. The Gramercy Parties acknowledge that the provisions of Section 4 of each of the Agreements (the “Continuing Indemnification”) shall continue in effect as if set forth herein.

13. Releases of Claims.

A. The Executive’s Release of Claims. In consideration for, among other terms, the opportunity presented by Section 7 of this Transition Agreement to be employed as a Consultant and, with respect to the ADEA Release Agreement, the Gramercy Parties’ release pursuant to Section 13(C) (the “Gramercy Release”) and the opportunity to receive the Transition Severance, to which the Executive acknowledges he would otherwise not be entitled, the Executive voluntarily releases and forever discharges the Gramercy Parties (which for purposes of this Section shall include their affiliated and related entities), their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Gramercy Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Transition Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Gramercy Releasees. This release includes, without limitation, all Claims:

•	relating to the Executive’s employment by and termination of employment with the Gramercy Parties;
•	of wrongful discharge or violation of public policy;
6

•	of breach of contract;
•	of defamation or other torts;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);
•	under any other federal or state statute;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect the Equity Rights, the Executive’s rights to the Continuing Indemnification, the Executive’s rights under this Transition Agreement or any claims that accrue subsequent to the effective date of this Transition Agreement. The Executive acknowledges that a termination of his employment in accordance with this Transition Agreement and pursuant to the expiration of the term of each of the Agreements, as amended, shall not give rise to any Claims.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Gramercy Releasees with respect to any Claim released by this Transition Agreement. As a material inducement to the Gramercy Parties to enter into this Transition Agreement, the Executive represents that he has not assigned any Claim to any third party. For avoidance of doubt, in the event that an action is brought against the Executive, nothing in this Section 13(A) shall be deemed to limit the affirmative defenses that the Executive may assert in such action, except to the extent such affirmative defense is premised on the existence of a Claim that has been released hereunder.

B. Consideration. The sole consideration for the ADEA Release Agreement consists of the Gramercy Release and the opportunity to receive the Transition Severance.

C. Release of the Gramercy Parties’ Claims. Provided that the Executive executes this Transition Agreement and does not revoke the ADEA Release Agreement in accordance with the terms of Section 14 below, the Gramercy Parties, in consideration for, among other terms, the Executive’s release pursuant to Section 13(A), shall voluntarily release and forever discharge the Executive generally from all Claims that, as of the date when the Gramercy Parties sign this Transition Agreement, the Gramercy Parties have, ever had, now claim to have or ever claimed to have had against the Executive, including, without limitation, all Claims relating to the Executive’s employment by and termination of employment with the Gramercy Parties or GKK Manager; provided that the Gramercy Parties shall not release the Executive from any Claim relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Gramercy Parties that constitutes a felony under any federal or state statute committed or perpetrated during the course of Executive’s employment with the Gramercy Parties or their affiliates, in any event, that would have a material adverse effect on the Gramercy Parties, or any other claims that may not be released by the Gramercy Parties under applicable law. For purposes of this Section, an act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Gramercy Parties that constitutes a felony under any federal or state statute shall be deemed to have a material adverse effect on the Gramercy Parties to the extent that (and only to the extent that): (i) the Executive actually received an improper benefit or profit in money, property, or services as a result of such act or (ii) such act was the result of the Executive’s active and deliberate dishonesty. For avoidance of doubt, in the event that an action is brought against any of the Gramercy Releasees, nothing in this Section 13(C) shall be deemed to limit the affirmative defenses that any of the Gramercy Releasees may assert in such action, except to the extent such affirmative defense is premised on the existence of a Claim that has been released hereunder.

7

14. Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Transition Agreement for twenty-one (21) days before signing it (the “Consideration Period”). To accept this Transition Agreement, the Executive must return a signed original or a signed PDF copy of this Transition Agreement so that it is received by Edward J. Matey Jr. of the Gramercy Parties at or before the expiration of the Consideration Period. If the Executive signs this Transition Agreement before the end of the Consideration Period, he acknowledges by signing this Transition Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Transition Agreement for the entire Consideration Period. The Executive acknowledges and agrees that any changes or modifications to this Transition Agreement shall not restart or in any way affect the Consideration Period. For the period of seven (7) days from the date when the Executive executes this Transition Agreement, he has the right to revoke the ADEA Release Agreement by written notice that must be received by Mr. Matey before the end of such revocation period. The ADEA Release Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “ADEA Release Agreement Effective Date”), provided that the Executive does not revoke the ADEA Release Agreement during the revocation period. In the event that the Executive exercises his right to revoke the ADEA Release Agreement during the revocation period, he acknowledges that all of the terms and conditions of this Transition Agreement, other than the ADEA Release Agreement, shall remain in full force and effect, except that the Gramercy Release shall be null and void and the Executive shall not have the opportunity to receive the Transition Severance.

15. Arbitration. Any controversy or claim arising out of or relating to this Transition Agreement or the breach of this Transition Agreement (other than a controversy or claim arising under Section 11 of this Transition Agreement, to the extent necessary for the Gramercy Parties to avail themselves of the rights and remedies referred to in Section 8 of the Employment Agreement) that is not resolved by the Executive and the Gramercy Parties (or their affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Gramercy Parties (or their affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

8

16. Miscellaneous. This Transition Agreement contains the entire agreement between the Executive and the Gramercy Parties with respect to the subject matter hereof and supersedes any prior agreements or understandings between them relating to such subject matter, except the agreements and understandings relating to the Equity Rights (other than the Agreements, as amended), the Continuing Obligations and the Continuing Indemnification. The terms of this Transition Agreement are contractual in nature and not mere recitals. This Transition Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions. All modifications and changes to this Transition Agreement must be in writing and signed by the parties hereto. If any term or provision shall be invalid or unenforceable, the remainder of the Transition Agreement shall not be affected thereby and shall be valid and enforced to the fullest extent permitted by law. This Transition Agreement shall be binding upon the parties and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of each party and to their heirs, administrators, representatives executors, successors and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

9

IN WITNESS WHEREOF, the parties have executed this Transition Agreement.

THE EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS TRANSITION AGREEMENT. THIS IS A LEGAL DOCUMENT. THE EXECUTIVE’S SIGNATURE WILL COMMIT HIM TO ITS TERMS. BY SIGNING BELOW, THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS TRANSITION AGREEMENT AND THAT HE IS VOLUNTARILY ENTERING INTO THIS TRANSITION AGREEMENT.

/s/ Timothy J. O’Connor		June 12, 2012
Timothy J. O’Connor		Date

GRAMERCY CAPITAL CORP.

By:	/s/ Jon W. Clark	June 12, 2012	.
	Jon W. Clark	Date
Chief Financial Officer

GKK CAPITAL LP

By:	Gramercy Capital Corp., its general partner

By:	/s/ Jon W. Clark	June 12, 2012	.
	Jon W. Clark	Date
Chief Financial Officer

10

EXHIBIT A

Employment Agreement – Continuing Obligations

(See attached)